UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2006

VirTra Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Texas	000-28381	93-1207631
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2500 City West Blvd., Suite 300, Houston, Texas 77042
(Address of principal executive offices)

(832) 242-1100

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

| |	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

| |	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

| |	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

| |	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On September 15, 2006, Ferris Holdings, LLC, sold its building at 5631 S 24th Street in Phoenix, AZ, to MW Building, L.L.C., an unrelated purchaser, for $1,210,430.00. Substantially all of the sales proceeds were applied to repayment of an existing bank mortgage, which we had guaranteed, and to costs relating to the sale.

Bob Ferris, our president, is the owner of Ferris Holdings, L.L.C., and since December 31, 2004, when we adopted FASB Interpretation No. 46R (FIN 46R), “Consolidation of Variable Interest Entities (Revised),” we have been consolidating the financial statements of Ferris Holdings, L.L.C. with our own financial statements in accordance with that interpretation. The building was the sole asset of Ferris Holdings, L.L.C. Sale of the building will reduce our fixed assets by approximately $886,000, and will reduce our long term liabilities by $1,133,538, representing the remaining outstanding balance on the mortgage that was paid off from the sales proceeds.

The building currently houses our engineering, technical, and production operations. In connection with the sale, we terminated our lease on the space housing these operations. At the end of September we intend to move the operations to a 8,000 square foot facility located at 1406 W 14th St, Tempe, AZ. Monthly rental for the new facility will be $7,611 per month, compared to the $18,058 per month in principal and interest  required to service the debt on the old facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTRA SYSTEMS, INC. (Registrant)

By:	/s/ Steven Haag
Steven Haag
Vice President, Investor Relations

Dated: September 21, 2006